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                                                              EXHIBIT 99(ii)

                                FOR IMMEDIATE RELEASE
                            CHICAGO, ILLINOIS MAY 23, 1997

         M T Financial Group, Inc. of Chicago, Illinois and Photogen, Inc. of Oak Ridge, Tennessee today jointly announce that on May 16, 1997 they closed the transactions contemplated by the Plan and Agreement of Recapitalization and Merger dated April 17, 1997. (M T Financial Group, Inc. is the successor to Bemax Corporation.)

         As part of the transaction, M T Financial Group, Inc. changed its name to Photogen Technologies, Inc. (the "Company") and became the holding company of Photogen, Inc. ("Photogen"). The new CUSIP number for the Company's common stock is: 71932A 10 1 and its new stock symbol is: PHGN. All stock certificates representing issued and outstanding shares of M T Financial common stock will continue to represent the same number of shares of Photogen Technologies common stock. The Company's principal executive offices are currently located at 1055 Commerce Park Drive, Oak Ridge, Tennessee 38370, but will be moved in June to 7327 Oak Ridge Highway, Suite B, Knoxville, Tennessee 37931.

         The transaction resulted in a change of control of the Company. As a result of the closing, the five former principals of Photogen own approximately 67% of the Company's outstanding shares (24 million shares), certain Chicago investors own approximately 30% of the outstanding shares (11 million shares) and the public owns approximately 3% of the outstanding shares (1 million shares). Also, at the closing, the Board was expanded to five directors and four new members were elected. Eric A. Wachter, Ph.D., Walter G. Fisher, Ph.D., Craig Dees, Ph.D., and John Smolik (all former principals of Photogen) join Robert J. Weinstein, M.D. (who was a director prior to the consummation of the transaction) on the Board. (Stuart Levine and Kathleen Beauchamp resigned as directors of the Company in connection with the closing.) Unanimous Board approval is required for certain extraordinary transactions. In addition, Mr. Smolik was named President and Chief Executive Officer of the Company.

         As of the closing, the Company held approximately $3,000,000 in cash and government securities. In addition, the Company holds (through Photogen) intellectual property relating to two inventions covered by patent applications pending with the United States Patent and Trademark Office. Through these inventions, Photogen is attempting to develop proprietary laser-based technologies to enhance the safety and efficacy of photodynamic therapy and photodynamic imaging for the diagnosis and treatment of cancer and infectious diseases.

         The statements in this press release that relate to the description of Photogen's business are forward looking statements. Such forward looking statements involve risks and uncertainties relating to, without limitation, the issuance of Letters Patent in the United States and worldwide covering the Company's principal claims in its pending patent applications, the demonstration of safety and efficacy of Photogen's technology in animal and human models, and receipt of appropriate regulatory approvals from the U.S. Food and Drug Administration and other agencies. While the Company is optimistic about receiving patent protection in the United States and in the industrialized countries of the world regarding the principal claims made in the patent applications and in overcoming the risks referred to above, no assurance of such results can be made at this time.

         Completing human testing and seeking FDA licensure of therapeutic and diagnostic modalities is expected to take considerably longer than a year and will require substantial additional financing or contributions from strategic partners, perhaps as much as $50 million. While the Company is guardedly optimistic about achieving these goals, it cannot, however, provide assurances that it will successfully achieve these goals or the commercial development of its technology in the foreseeable future. The Company's success in the commercialization of its technology must at this time be deemed speculative.

         For further information, please call John Smolik, President and Chief Executive Officer, at 423/482-3671.